UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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        (as permitted by Rule 14a-6(e)(2))
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                        Financial Industries Corporation
                (Name of Registrant as Specified In Its Charter)

                _________________________________________________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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The Registrant provided the following statement to its shareholders:

                        Financial Industries Corporation
                           6500 River Place Boulevard
                               Austin, Texas 78730

                                                                   July 17, 2003

Dear Valued Shareholder:

In its zeal to destabilize your Company through a hostile and costly proxy contest, a hedge fund called Otter Creek is sensationalizing issues with all the credibility of a mudslinging politician. With the future direction of your Company at stake, we ask you to consider the source of all information carefully, and mail the White card in time for this year's Annual Shareholders Meeting on July 31, 2003.

                            DO YOU KNOW OTTER CREEK?

Otter Creek describes itself as a hedge fund, and holds its investor list secret. Hedge fund activities currently are not regulated by the Securities and Exchange Commission or any government agency. According to the Hedge Fund Association, a common profit strategy for a hedge fund is to "sell short."

Otter Creek first began buying shares of your Company in May 2001. At that time, there was publicly disclosed speculation about a possible sale of the company. Otter Creek again accelerated its acquisition of shares in your Company following the ouster of former CEO Roy Mitte. The timing coincided with yet another period in which there was publicly disclosed speculation about the possible sale of your Company.

According to recent news reports, the president of Otter Creek pegged your Company for a change of control after Mitte was fired and said, "Everybody figured Mitte would settle his estate. The company would be sold."

It is our belief that Otter Creek, stymied in its ability to capitalize on a liquidity event, is left frustrated by your Board's evaluation that current market conditions make it an inappropriate time to sell your company if our goal is to maximize value for our shareholders. We are disappointed that Otter Creek has engaged in what we feel are scathing and misleading attacks on your Board based solely on its dissatisfaction that no sale of your Company is planned at this time.

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


                  BECAUSE OTTER CREEK DOESN'T KNOW YOUR COMPANY

It is pretty obvious to your Board that Otter Creek doesn't know your Company. Six of its seven nominees are not individual shareholders in your Company. And it seems to your Board that Otter Creek has not bothered to learn its facts about your Company before presenting misleading information to you, otherwise it might have reported:

     * No legitimate offer has been made to your Company in the past year. The much touted expression of interest last December from The Pillar Group was not a bona fide offer, nor did it present the ability to finance such an offer. It also had no track record of completing a transaction in this industry or of this size. There was nothing from The Pillar Group to which your Board could respond, and there has been nothing heard from them since.

     * The goal of your Board is to maximize shareholder value, and if a sale would accomplish this goal, rest assured we would pursue such an option. Your Board believes, however, serious consideration should be given to the objectivity and expertise of its independent financial advisors that given the current condition of your Company and its industry, a sale at this time would not maximize shareholder value. It is noteworthy to us that Otter Creek has apparently reached its conclusions without the benefit of any independent expert advice or analysis.

     * Each recently acquired company and its principals were thoroughly researched in the due diligence process by your Company, revealing in-depth information regarding the circumstances reported in the Fort Worth newspaper involving Total Compensation Group (TCG). Your Board is assured not only of the high level of integrity of the business practices and individuals associated with TCG. In fact, the customer's attorney praised the TCG principals for opposing the implementation of the business practices for which he sued their parent company.

     * Your Company agreed to enter into a marketing relationship with Equita Insurance and Financial Services, Inc., only after similar due diligence on the company and its principals. Your Board was assured that the Ohio matter referred to by Otter Creek was an isolated incident over 17 years of business, and that Equita's current policies and procedures protect against a repeat of such an incident. The policies governing the relationship between FIC and Equita provide the same.

     * Robert L. Myer is a passive investor in FIC and not an active participant in your Company in any way, and should not be portrayed as such.

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


                    SHORT-TERM INTEREST - MY PIECE OF CHEESE

It is our opinion that Otter Creek is irresponsible in its petulant efforts to gain control of your Board for the purpose of pursing a sale of your Company, and its recent actions say to us that Otter Creek is willing to risk destabilizing your Company in order to attain this goal.

     * Taking no responsibility for the additional cost to you, the shareholder, Otter Creek demanded a special shareholders meeting be held this spring - only one month prior to an already scheduled special shareholders meeting. When your Board informed Otter Creek that it could not justify the additional cost to our shareholders, Otter Creek called our refusal a "blatant disregard for corporate democracy." Otter Creek continued its disregard for your investment when, after the need for the special shareholders meeting was settled, it sued your Company to set a date for the Annual Shareholders Meeting
          - even as your Company communicated to Otter Creek that it already had plans to do so!

     * Otter Creek's comments in recent letters to you also have shown a remarkable indifference to the obvious distraction, risk and expense to your Company associated with protracted litigation with ousted CEO Roy Mitte. In light of Mitte's previous conduct against your Company, your Board believes it is in your best interests to actively find buyers for his significant holdings, and to prevent the Mitte shares from continuing to cast a giant shadow over your Company. Otter Creek's complaints against the settlement sound high-minded to us in light of the reaction its president gave members of your Board and Company management: "Mitte got his piece of the cheese, but where is my piece of the cheese?"

     * This statement explains to us why Otter Creek is so determined to engage in a costly battle for control of your Company. As was reported in the media, Otter Creek's president "reckons the opportunity [at FIC] lies in selling its mortgage protection insurance business..." We sought to settle with Otter Creek by any means short of a wholesale change of control of your Company, as demanded by Otter Creek. Your board believes a complete change of control will plunge your Company into an indefinite period of uncertainty and disruption.

                  NOT THE FIRST TAKEOVER ATTEMPT BY OTTER CREEK

When being briefed on the details of your Company's new acquisitions, the president of Otter Creek told members of management that he was not interested in long-term value at FIC . . . he is only interested in the short-term.

This is not the first run the head of Otter Creek has attempted at a corporate takeover. In 1991, he negotiated his way onto the board of Financial Institutions Insurance Group (FII) by exchanging a threatened increased stake in the company and his proxy vote for a seat on the board, and more recently, in 2001, he unsuccessfully picked a proxy fight with Flow International in Seattle. The shareholders soundly rejected his attempt to win a seat on the board.

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


                      YOUR BOARD - YOUR INTEREST AT STAKE!

Otter Creek has claimed that the record of your Board "is not a pretty one" because the ouster of Roy Mitte happened on their watch. And yet it is your Board which did what the boards of Enron, WorldCom and Global Crossing did not do - when a corporate wrong-doing was brought to its attention, it investigated diligently and efficiently, and it took decisive action in the best interests of its shareholders.

Simply put, we believe that your Board has stabilized your Company this year. We brought in Eugene Payne as our new CEO. He has a strong management background and knowledge of the insurance industry. We asked management for a strategic business plan and we sought the counsel of an independent financial advisor, Salomon Smith Barney, to evaluate all of our options - including a possible sale
- in order to chart the right course for your Company.

Your Company has begun implementation of this business plan in earnest - having among other things, completed a series of acquisitions in the secondary education financial services market, formed a new targeted marketing alliance in the senior annuities market, and cut sales and marketing costs.

Since we announced in June of this year the progress we have made against our plan, FIC's stock has climbed more than 14%!

                    OTTER CREEK HAS NO PLAN FOR YOUR COMPANY

Otter Creek, on the other hand, has the sale of your Company - your investment - as its stated purpose for launching this unnecessary proxy battle. Otter Creek has not stated what steps it will take to sell your Company, nor what it will do in the interim if it cannot find a buyer willing to pay the right price. It presents no alternative business plan to the shareholders of your Company regarding how it would run your Company or who would run your Company. Ironically, Otter Creek states in its letter to you that it intends to "conduct a thorough review of the company's operations to determine how best to maximize value for shareholders ... and thoroughly evaluate the company's strategic options..." Sound familiar?

                           VOTE THE WHITE CARD TODAY!

We thank you for following these matters closely and for not being misled by the narrow agenda of a dissident shareholder. In order to continue the progress we have made to date in the interests of all shareholders, your Board would very much appreciate your support by voting the WHITE card at the Annual Meeting of Shareholders on July 31, 2003.

                                        Sincerely,

                                        /s/ Eugene E. Payne

                                        ________________________
                                        Eugene E. Payne
                                        Chairman, President and
                                        Chief Executive Officer


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                                  HOW TO VOTE:

      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the postage paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

3. After signing the enclosed WHITE Proxy Card do not sign or return the gold proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a gold proxy card and want to change your vote, you can do so now by sending in this WHITE proxy card.

4. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.


                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers (212) 440-9800
                   Shareholders Call Toll Free (866) 274-2148


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